EXHIBIT 99.1

Steelcase Reports Fourth Quarter Results

Organic Revenue Growth Driven by Strong Project Business

Quarterly Dividend Increased

GRAND RAPIDS, Mich., March 24, 2015 (GLOBE NEWSWIRE) -- Steelcase Inc. (NYSE:SCS) today reported fourth quarter revenue of $749.9 million and net income of $22.8 million, or diluted earnings per share of $0.18. Excluding restructuring costs, adjusted earnings were $0.21 per share. In the prior year, Steelcase reported $779.4 million of revenue, diluted earnings per share of $0.19 and adjusted earnings of $0.18 per share.

Organic revenue growth over the prior year was 7 percent after adjusting for approximately $53.6 million from an extra week of shipments in the prior year, approximately $23.5 million of unfavorable currency translation effects and the impact of a small divestiture. Revenue in the Americas reflected organic growth of 4 percent. The EMEA segment posted organic revenue growth of 23 percent primarily related to strong project business. The Other category posted organic revenue growth of 4 percent, with growth at PolyVision and Designtex being partially offset by a decline in Asia Pacific.

Current quarter operating income of $37.0 million compares to operating income of $54.2 million in the prior year. Excluding restructuring costs, fourth quarter adjusted operating income of $43.5 million declined $7.9 million compared to the prior year. The prior year included profitability associated with an extra week of shipments, while the current quarter included approximately $6 million of higher variable compensation expense linked to improvements in non-operating items and a lower effective tax rate. Beyond those items, operating leverage from the organic revenue growth and benefits from improved pricing in the Americas were largely offset by higher operating expenses and disruption and inefficiencies associated with the manufacturing footprint changes in EMEA.

Cost of sales of 68.9 percent of revenue in the current quarter increased by 30 basis points compared to the prior year. In the Americas, cost of sales of 66.5 percent improved 20 basis points compared to the prior year. Benefits from improved pricing were dampened by higher variable compensation expense. In EMEA, cost of sales increased by 150 basis points over the prior year primarily due to higher disruption and inefficiencies associated with the manufacturing footprint changes. Operating leverage from the organic revenue growth in EMEA was muted by the unfavorable impact of a higher mix of large project business in the current quarter and a favorable adjustment to accrued expenses in the prior year. Cost of sales in the Other category increased by 110 basis points compared to the prior year largely driven by lower overhead absorption in Asia Pacific.

Operating expenses were $189.8 million in the fourth quarter, a decrease of $3.4 million compared to the prior year, which included approximately $13 million associated with an extra week. Adjusted for the impact of the extra week, operating expenses increased primarily due to higher sales, marketing and product development costs, an increase in the allowance for doubtful accounts, higher earnings on deferred compensation and lower income related to company-owned life insurance (COLI).

"The changes we are making to our business model in Europe continue to be validated by our EMEA results," said Dave Sylvester, senior vice president and CFO. "The adjusted operating loss of $6.7 million in the EMEA segment was largely driven by approximately $7 million of temporary disruption and inefficiencies associated with our manufacturing footprint changes."

Other income (expense), net in the fourth quarter of $(0.6) million compares to $(5.4) million in the prior year, which included $6.0 million of charges related to a minority equity investment. Foreign exchange losses of $2.9 million in the current quarter were similar to prior year.

Income tax expense of $9.4 million in the current quarter was reduced by $4.8 million due to the impact of implementing a new transfer pricing model in EMEA and the resolution of a multi-year tax audit in Germany.

Total liquidity, comprised of cash, short-term investments and the cash surrender value of COLI, totaled $404 million and total debt was $284 million at the end of the fourth quarter.

The Board of Directors has declared a cash dividend of $0.1125 per share, to be paid on or before April 15, 2015 to shareholders of record as of April 6, 2015. This represents an increase of 0.75 cents per share compared to the third quarter.

"I am pleased with the revenue growth we experienced in EMEA this quarter, and I am also excited about our announcement earlier this month to open a new Learning + Innovation Center in central Munich," said Jim Keane, president and CEO. "We will bring together more than 150 people involved in the research, design, engineering, marketing and support functions driving new product development in the EMEA region. The space will reflect our research into collaboration, innovation and learning, and we will host customers, architects, designers and others who wish to explore emerging ideas around how space can be leveraged as a strategic tool."

Fiscal 2015 Results

For fiscal 2015, the company recorded $3.1 billion of revenue and net income of $86.1 million, or diluted earnings per share of $0.68. Adjusted earnings per share were $0.89. In fiscal 2014, the company recorded $3.0 billion of revenue and net income of $87.7 million, or diluted earnings per share of $0.69. Adjusted earnings per share were $0.82.

Organic revenue growth in fiscal 2015 was 5 percent, which compared to 2 percent in fiscal 2014. All segments posted organic revenue growth, with the Americas, EMEA and the Other category growing 3 percent, 8 percent and 10 percent, respectively. Operating income of $144.9 million for fiscal 2015 compares to operating income of $165.9 million in fiscal 2014. Adjusted operating income of $185.5 million was flat compared to the prior year. Operating leverage associated with the organic revenue growth, including benefits of improved pricing in the Americas, was offset by higher disruption and inefficiencies associated with the manufacturing footprint changes in EMEA as well as higher operating expenses.

"The fiscal 2015 adjusted operating loss of $32.2 million in the EMEA segment includes approximately $28 million of disruption and inefficiencies associated with the manufacturing footprint changes, which we expect will generate annualized savings of approximately $15 million once the projects are completed," said Dave Sylvester. "We expect these costs to substantially reduce and the savings to begin to materialize once these changes are more fully implemented in the second half of fiscal 2016."

The company repurchased approximately 2.0 million shares under its share repurchase authorization program during fiscal 2015 at a cost of $31.4 million and paid $52.5 million in quarterly dividends. Approximately $62 million remained under the company's share repurchase authorization program as of the end of fiscal 2015.

Outlook

Adjusted for the extra week in the prior year, orders in the Americas and the Other category grew 5 percent and 6 percent, respectively, in the fourth quarter, while orders in EMEA declined 8 percent in constant currency. The Americas segment had strong backlog at the end of the fourth quarter, but a large portion of the backlog is scheduled to ship after the end of the first quarter of fiscal 2016. In addition, the effects of currency translation are expected to negatively impact the year over year comparison by approximately $39.4 million. As a result, the company expects first quarter fiscal 2016 revenue to be in the range of $690 to $715 million, which reflects expected organic revenue growth in the range of 1 to 4 percent over the prior year. The company reported revenue of $723.1 million in the first quarter of fiscal 2015.

Steelcase expects to report diluted earnings between $0.11 to $0.15 per share for the first quarter of fiscal 2016. This estimate includes approximately $0.02 per share of restructuring costs. Adjusted for the estimated restructuring costs, the company expects to report adjusted earnings between $0.13 to $0.17 per share. The estimate also includes approximately $5 million of disruption and inefficiencies associated with the manufacturing footprint changes in EMEA. Steelcase reported diluted earnings per share of $0.17 and adjusted earnings per share of $0.12 in the first quarter of fiscal 2015.

"We are pleased with our full-year performance, driven by the consistency of our Americas business and the progress we are making in EMEA," said Jim Keane. "We expect to continue to see modest industry growth in our major markets in fiscal 2016 and are focusing on innovation and customer engagement to grow our market share."

Business Segment Results
(in millions)

	(Unaudited)			(Unaudited)
	Three Months Ended			Twelve Months Ended
	February 27,	February 28,		February 27,	February 28,
	2015	2014	% Change	2015	2014	% Change

Revenue
Americas (1)	$538.8	$558.4	(3.5)%	$2,180.7	$2,154.4	1.2%
EMEA (2)	145.2	149.8	(3.1)%	595.4	566.9	5.0%
Other (3)	65.9	71.2	(7.4)%	283.6	267.6	6.0%
Consolidated revenue	$749.9	$779.4	(3.8)%	$3,059.7	$2,988.9	2.4%

Operating income (loss)
Americas	$59.8	$63.8		$259.9	$247.4
EMEA	(12.4)	(2.3)		(82.8)	(31.4)
Other	0.2	1.9		4.8	(8.7)
Corporate (4)	(10.6)	(9.2)		(37.0)	(41.4)
Consolidated operating income	$37.0	$54.2		$144.9	$165.9

Operating income percent	4.9%	7.0%		4.8%	5.6%

Revenue Mix
Americas (1)	71.8%	71.7%		71.3%	72.1%
EMEA (2)	19.4%	19.2%		19.4%	19.0%
Other (3)	8.8%	9.1%		9.3%	8.9%

Business Segment Footnotes

1. The Americas segment serves customers in the U.S., Canada and Latin America with a portfolio of integrated architecture, furniture and technology products marketed to corporate, government, healthcare, education and retail customers through the Steelcase, Coalesse, Details and Turnstone brands.
2. The EMEA segment serves customers in Europe, the Middle East and Africa primarily under the Steelcase and Coalesse brands, with an emphasis on freestanding furniture systems, storage and seating solutions.
3. The Other category includes Asia Pacific, Designtex and PolyVision.
4. Corporate expenses include unallocated portions of shared services functions such as information technology, human resources, finance, executive, corporate facilities, legal and research.

YEAR OVER YEAR ORGANIC REVENUE GROWTH BY SEGMENT
Q4 2015 vs. Q4 2014
	Steelcase Inc.	Americas	EMEA	Other category
Q4 2014 revenue	$779.4	$558.4	$149.8	$71.2
Divestiture	(1.5)	—	(1.5)	—
Impact of additional week	(53.6)	(36.2)	(11.6)	(5.8)
Currency translation effects*	(23.5)	(3.4)	(18.2)	(1.9)
Q4 2014 revenue, adjusted	700.8	518.8	118.5	63.5

Q4 2015 revenue, reported	749.9	538.8	145.2	65.9
Organic growth $	$49.1	$20.0	$26.7	$2.4
Organic growth %	7%	4%	23%	4%

* Currency translation effects represent the estimated net effect of translating Q4 2014 foreign currency revenues using the average exchange rates during Q4 2015.

YEAR OVER YEAR ORGANIC REVENUE GROWTH BY SEGMENT
2015 vs. 2014
	Steelcase Inc.	Americas	EMEA	Other category
2014 revenue	$2,988.9	$2,154.4	$566.9	$267.6
Divestiture	(1.5)	—	(1.5)	—
Impact of additional week	(42.0)	(36.2)	—	(5.8)
Currency translation effects*	(26.7)	(10.3)	(13.5)	(2.9)
2014 revenue, adjusted	2,918.7	2,107.9	551.9	258.9

2015 revenue, reported	3,059.7	2,180.7	595.4	283.6
Organic growth $	$141.0	$72.8	$43.5	$24.7
Organic growth %	5%	3%	8%	10%

* Currency translation effects represent the estimated net effect of translating 2014 foreign currency revenues using the average exchange rates during 2015.

PROJECTED ORGANIC REVENUE GROWTH
Q1 2016 vs. Q1 2015
Steelcase Inc.
Q1 2015 revenue	$723.1
Divestitures	(1.3)
Currency translation effects*	(39.4)
Q1 2015 revenue, adjusted	682.4

Q1 2016 revenue, projected	690 - 715
Organic growth $	8 - 33
Organic growth %	1% - 4%

* Currency translation effects represent the estimated net effect of translating Q1 2015 foreign currency revenues using the exchange rate near the end of Q4 2015.

ADJUSTED EARNINGS PER SHARE	(Unaudited)		(Unaudited)
	Three Months Ended		Twelve Months Ended
	February 27,	February 28,	February 27,	February 28,
	2015	2014	2015	2014
Diluted earnings per share	$0.18	$0.19	$0.68	$0.69
Restructuring costs per share, net of tax	0.03	(0.01)	0.21	0.03
Goodwill and intangible asset impairment charges	—	—	—	0.10
Diluted earnings per share, adjusted	$0.21	$0.18	$0.89	$0.82
Steelcase Inc.
	(Unaudited)				(Unaudited)
	Three Months Ended				Twelve Months Ended
	February 27,		February 28,		February 27,		February 28,
	2015		2014		2015		2014
Revenue	$749.9	100.0%	$779.4	100.0%	$3,059.7	100.0%	$2,988.9	100.0%
Cost of sales	516.6	68.9	534.8	68.6	2,106.2	68.8	2,046.5	68.5
Restructuring costs (benefits)	5.7	0.8	(3.8)	(0.5)	37.5	1.2	(2.8)	(0.1)
Gross profit	227.6	30.3	248.4	31.9	916.0	30.0	945.2	31.6
Operating expenses	189.8	25.3	193.2	24.8	768.0	25.1	757.0	25.3
Goodwill and intangible asset impairment charges	—	—	—	—	—	—	12.9	0.4
Restructuring costs	0.8	0.1	1.0	0.1	3.1	0.1	9.4	0.3
Operating income	$37.0	4.9%	$54.2	7.0%	$144.9	4.8%	$165.9	5.6%
Interest expense	(4.4)	(0.6)	(4.5)	(0.6)	(17.7)	(0.6)	(17.8)	(0.6)
Investment income (loss)	0.2	—	0.3	—	1.4	—	(0.3)	—
Other income (expense), net	(0.6)	(0.1)	(5.4)	(0.7)	8.4	0.3	(0.6)	—
Income before income tax expense	32.2	4.2	44.6	5.7	137.0	4.5	147.2	5.0
Income tax expense	9.4	1.3	20.7	2.6	50.9	1.7	59.5	2.0
Net income	$22.8	2.9%	$23.9	3.1%	$86.1	2.8%	$87.7	3.0%

Operating income	$37.0	4.9%	$54.2	7.0%	$144.9	4.8%	$165.9	5.6%
Add: restructuring costs (benefits)	6.5	0.9	(2.8)	(0.4)	40.6	1.3	6.6	0.2
Add: goodwill and intangible asset impairment charges	—	—	—	—	—	—	12.9	0.4
Adjusted operating income	$43.5	5.8%	$51.4	6.6%	$185.5	6.1%	$185.4	6.2%

Americas
	(Unaudited)				(Unaudited)
	Three Months Ended				Twelve Months Ended
	February 27,		February 28,		February 27,		February 28,
	2015		2014		2015		2014
Revenue	$538.8	100.0%	$558.4	100.0%	$2,180.7	100.0%	$2,154.4	100.0%
Cost of sales	358.2	66.5	372.3	66.7	1,449.3	66.5	1,438.2	66.8
Restructuring costs (benefits)	0.8	0.1	0.7	0.1	(10.0)	(0.5)	0.7	—
Gross profit	179.8	33.4	185.4	33.2	741.4	34.0	715.5	33.2
Operating expenses	120.0	22.3	121.8	21.8	481.5	22.1	467.1	21.7
Goodwill and intangible asset impairment charges	—	—	—	—	—	—	—	—
Restructuring costs (benefits)	—	—	(0.2)	—	—	—	1.0	0.1
Operating income	$59.8	11.1%	$63.8	11.4%	$259.9	11.9%	$247.4	11.4%
Add: restructuring costs (benefits)	0.8	0.1	0.5	0.1	(10.0)	(0.5)	1.7	0.1
Add: goodwill and intangible asset impairment charges	—	—	—	—	—	—	—	—
Adjusted operating income	$60.6	11.2%	$64.3	11.5%	$249.9	11.4%	$249.1	11.5%

EMEA
	(Unaudited)				(Unaudited)
	Three Months Ended				Twelve Months Ended
	February 27,		February 28,		February 27,		February 28,
	2015		2014		2015		2014
Revenue	$145.2	100.0%	$149.8	100.0%	$595.4	100.0%	$566.9	100.0%
Cost of sales	113.7	78.3	115.0	76.8	465.2	78.1	429.5	75.8
Restructuring costs (benefits)	4.9	3.4	(4.6)	(3.1)	47.5	8.0	(3.6)	(0.6)
Gross profit	26.6	18.3	39.4	26.3	82.7	13.9	141.0	24.8
Operating expenses	38.2	26.3	40.5	27.0	162.4	27.3	164.2	29.0
Goodwill and intangible asset impairment charges	—	—	—	—	—	—	—	—
Restructuring costs	0.8	0.6	1.2	0.8	3.1	0.5	8.2	1.4
Operating loss	$(12.4)	(8.6)%	$(2.3)	(1.5)%	$(82.8)	(13.9)%	$(31.4)	(5.6)%
Add: restructuring costs (benefits)	5.7	4.0	(3.4)	(2.3)	50.6	8.5	4.6	0.8
Add: goodwill and intangible asset impairment charges	—	—	—	—	—	—	—	—
Adjusted operating loss	$(6.7)	(4.6)%	$(5.7)	(3.8)%	$(32.2)	(5.4)%	$(26.8)	(4.8)%

Other category
	(Unaudited)				(Unaudited)
	Three Months Ended				Twelve Months Ended
	February 27,		February 28,		February 27,		February 28,
	2015		2014		2015		2014
Revenue	$65.9	100.0%	$71.2	100.0%	$283.6	100.0%	$267.6	100.0%
Cost of sales	44.7	67.8	47.5	66.7	191.7	67.6	178.8	66.8
Restructuring costs	—	—	0.1	0.1	—	—	0.1	—
Gross profit	21.2	32.2	23.6	33.2	91.9	32.4	88.7	33.2
Operating expenses	21.0	31.9	21.7	30.5	87.1	30.7	84.3	31.5
Goodwill and intangible asset impairment charges	—	—	—	—	—	—	12.9	4.8
Restructuring costs	—	—	—	—	—	—	0.2	0.1
Operating income (loss)	$0.2	0.3%	$1.9	2.7%	$4.8	1.7%	$(8.7)	(3.2)%
Add: restructuring costs	—	—	0.1	0.1	—	—	0.3	0.1
Add: goodwill and intangible asset impairment charges	—	—	—	—	—	—	12.9	4.8
Adjusted operating income	$0.2	0.3%	$2.0	2.8%	$4.8	1.7%	$4.5	1.7%

Corporate
	(Unaudited)				(Unaudited)
	Three Months Ended				Twelve Months Ended
	February 27,		February 28,		February 27,		February 28,
	2015		2014		2015		2014
Operating loss	$(10.6)		$(9.2)		$(37.0)		$(41.4)
Add: restructuring costs	—		—		—		—
Add: goodwill and intangible assets impairment charges	—		—		—		—
Adjusted operating loss	$(10.6)		$(9.2)		$(37.0)		$(41.4)

Webcast

Steelcase will discuss fourth quarter results and business outlook on a conference call and webcast at 11:00 a.m. Eastern time tomorrow. Links to the webcast are available at ir.steelcase.com. Related presentation slides will be available on the company's website shortly after this press release is issued.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A "non-GAAP financial measure" is defined as a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets or statements of cash flow of the company. Pursuant to the requirements of Regulation G, the company has provided a reconciliation above of non-GAAP financial measures to the most directly comparable GAAP financial measure.

The non-GAAP financial measures used within the company's earnings release are: (1) organic revenue growth (decline), which represents the change in revenue excluding currency translation effects, the impacts of acquisitions and divestitures and an additional week of revenue in the fourth quarter of 2014; (2) adjusted operating income (loss), which represents operating income (loss), excluding restructuring costs (benefits) and goodwill and intangible asset impairment charges; and (3) adjusted earnings per share, which represents earnings per share, excluding restructuring costs (benefits) and goodwill and intangible asset impairment charges, net of tax.  These measures are presented because management uses this information to monitor and evaluate financial results and trends. Therefore, management believes this information is also useful for investors.

Forward-looking Statements

From time to time, in written and oral statements, the company discusses its expectations regarding future events and its plans and objectives for future operations. These forward-looking statements generally are accompanied by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "possible," "potential," "predict," "project," or other similar words, phrases or expressions. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary from the company's expectations because of factors such as, but not limited to, competitive and general economic conditions domestically and internationally; acts of terrorism, war, governmental action, natural disasters and other Force Majeure events; changes in the legal and regulatory environment; restructuring activities; changes in raw materials and commodity costs; currency fluctuations; changes in customer demands; and the other risks and contingencies detailed in the company's most recent Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. Steelcase undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

About Steelcase Inc.

For over 100 years, Steelcase Inc. has helped create great experiences for the world's leading organizations, across industries. We demonstrate this through our family of brands - including Steelcase®, Coalesse®, Designtex®, Details®, PolyVision® and Turnstone®. Together, they offer a comprehensive portfolio of architecture, furniture and technology products and services designed to unlock human promise and support social, economic and environmental sustainability. We are globally accessible through a network of channels, including over 800 dealer locations. Steelcase is a global, industry-leading and publicly traded company with fiscal 2015 revenue of $3.1 billion.

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in millions, except per share data)

	Three Months Ended		Twelve Months Ended
	February 27,	February 28,	February 27,	February 28,
	2015	2014	2015	2014
Revenue	$749.9	$779.4	$3,059.7	$2,988.9
Cost of sales	516.6	534.8	2,106.2	2,046.5
Restructuring costs (benefits)	5.7	(3.8)	37.5	(2.8)
Gross profit	227.6	248.4	916.0	945.2
Operating expenses	189.8	193.2	768.0	757.0
Goodwill and intangible asset impairment charges	—	—	—	12.9
Restructuring costs	0.8	1.0	3.1	9.4
Operating income	37.0	54.2	144.9	165.9
Interest expense	(4.4)	(4.5)	(17.7)	(17.8)
Investment income (loss)	0.2	0.3	1.4	(0.3)
Other income (expense), net	(0.6)	(5.4)	8.4	(0.6)
Income before income tax expense	32.2	44.6	137.0	147.2
Income tax expense	9.4	20.7	50.9	59.5
Net income	$22.8	$23.9	$86.1	$87.7

Earnings per share:
Basic	$0.18	$0.19	$0.69	$0.70
Diluted	$0.18	$0.19	$0.68	$0.69
Weighted average shares outstanding - basic	123.8	125.8	124.4	126.0
Weighted average shares outstanding - diluted	125.4	127.2	126.0	127.3

Dividends declared and paid per common share	$0.105	$0.10	$0.420	$0.40

STEELCASE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except share data)
	(Unaudited)
	February 27,	February 28,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$176.5	$201.8
Short-term investments	68.3	119.5
Accounts receivable, net	325.6	306.8
Inventories	166.2	151.5
Deferred income taxes	46.4	56.0
Prepaid expenses	16.5	19.3
Other current assets	56.0	35.0
Total current assets	855.5	889.9

Property, plant and equipment, net	389.5	377.0
Company-owned life insurance ("COLI")	159.5	154.3
Deferred income taxes	100.1	85.1
Goodwill	107.2	108.1
Other intangible assets, net	14.7	16.6
Investments in unconsolidated affiliates	59.1	53.0
Other assets	36.2	42.7
Total assets	$1,721.8	$1,726.7

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$215.0	$212.5
Short-term borrowings and current portion of long-term debt	2.5	2.6
Accrued expenses:
Employee compensation	151.9	152.8
Employee benefit plan obligations	29.4	26.1
Customer deposits	25.1	16.0
Product warranties	22.4	17.5
Other	99.0	110.7
Total current liabilities	545.3	538.2

Long-term liabilities:
Long-term debt less current maturities	281.8	284.4
Employee benefit plan obligations	158.2	151.1
Other long-term liabilities	72.7	75.9
Total long-term liabilities	512.7	511.4
Total liabilities	1,058.0	1,049.6

Shareholders' equity:
Common stock	—	—
Additional paid-in capital	5.0	—
Accumulated other comprehensive income (loss)	(29.4)	0.8
Retained earnings	688.2	676.3
Total shareholders' equity	663.8	677.1
Total liabilities and shareholders' equity	$1,721.8	$1,726.7

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)
(in millions)

	Twelve Months Ended
	February 27,	February 28,
	2015	2014
OPERATING ACTIVITIES
Net income	$86.1	$87.7
Depreciation and amortization	59.9	60.0
Goodwill and intangible asset impairment charges	—	12.9
Deferred income taxes	0.4	14.1
Non-cash restructuring costs	11.6	6.6
Non-cash stock compensation	18.4	16.8
Equity in income of unconsolidated affiliates	(15.2)	(10.2)
Dividends received from unconsolidated affiliates	10.7	6.2
Other	(5.6)	2.1
Changes in operating assets and liabilities:
Accounts receivable	(43.7)	(15.7)
Inventories	(27.2)	(13.1)
Other assets	(15.5)	(6.6)
Accounts payable	12.6	12.7
Employee compensation liabilities	(11.3)	5.5
Employee benefit obligations	(1.3)	(4.1)
Accrued expenses and other liabilities	4.3	3.9
Net cash provided by operating activities	84.2	178.8

INVESTING ACTIVITIES
Capital expenditures	(97.5)	(86.8)
Proceeds from disposal of fixed assets	19.7	9.5
Purchases of investments	(91.4)	(146.7)
Liquidations of investments	149.1	122.3
Liquidations of COLI	—	74.5
Other	5.8	2.0
Net cash used in investing activities	(14.3)	(25.2)

FINANCING ACTIVITIES
Dividends paid	(52.5)	(50.2)
Common stock repurchases	(36.3)	(49.9)
Excess tax benefit from vesting of stock awards	1.6	0.5
Borrowings of long-term debt, net of issuance costs	—	0.6
Repayments of long-term debt	(2.5)	(2.5)
Borrowings of lines of credit	—	0.2
Repayments of lines of credit	(0.1)	(0.3)

Net cash used in financing activities	(89.8)	(101.6)

Effect of exchange rate changes on cash and cash equivalents	(5.4)	(0.6)

Net increase (decrease) in cash and cash equivalents	(25.3)	51.4
Cash and cash equivalents, beginning of period	201.8	150.4
Cash and cash equivalents, end of period	$176.5	$201.8
CONTACT: Investor Contact:
         Raj Mehan
         Investor Relations
         (616) 246-4251

         Media Contact:
         Laura VanSlyke
         Corporate Communications
         (616) 262-3091